ADDENDUM TO INVESTMENT AGREEMENT

Date: March ___, 2013

Addendum to **Investment Agreement** Dated November 15, 2012, between GREAT CHINA MANIA HOLDINGS, INC., a corporation organized under the laws of the State of Florida (the "**Company**"), and KODIAK CAPITAL GROUP, LLC, a Delaware limited liability company (the "**Holder**").

It is understood and agreed between the Parties hereto and to the above **Investment Agreement**, that the said Agreement be amended as follows:

	Original text:	**Amended text:**
Section 1, "Warrants"	"**Warrants**" shall mean shall mean a Warrant Agreement issued to the Investor by the Company upon the Execution Date, substantially in the form of Exhibit D. Warrants shall be exercisable on a proportional basis to the amount of the Put exercised by the Company.	"**Warrants**" shall mean shall mean a Warrant Agreement issued to the Investor by the Company upon the Execution Date, substantially in the form of Exhibit D. Warrants shall be exercisable on a proportional basis to the amount of the Put exercised by the Company, with a minimum of 2.4% exercisable.
Section 3	(B) MECHANICS ON ISSUANCE. The Company shall issue the Warrants to the Investor in proportion to the size of the Put and the full 6% will be issued upon Investors full $2,000,000 investment. (C) MINIMUM WARRANTS. The minimum amount of warrants the Company will issue will be 2.4% of the Facility Amount.	(B) MINIMUM WARRANTS. The minimum amount of warrants the Company will issue will be 2.4% of the Facility Amount. (C) MECHANICS ON ISSUANCE. The Company shall issue the Warrants to the Investor as follows: at least 2.4% is issuable regardless of the amount of the Put and the remaining 3.6% to be issued in proportion to the size of the Put with the full 6% issued upon Investors full $2,000,000 investment.

All other terms and conditions shall remain unchanged and in full force and effect. Having read the foregoing, we the undersigned hereby ratify, approve, accept, confirm and acknowledge the same to be a part of the Investment Agreement.

GREAT CHINA MANIA HOLDINGS, INC.

By: ______________________

Name: Yau Wai Hung, CEO

KODIAK CAPITAL GROUP, LLC

By: ______________________

Name: Ryan Hodson, Managing Director